Exhibit 10.11

Director Fee Arrangements for 2010

Each director of MutualFirst Financial, Inc. (the “Company”) also is a director of MutualBank.  For 2010, each non-employee director will receive an annual fee of $27,750 for serving on MutualBank’s Board of Directors.  In addition to this annual fee, Wilbur R. Davis will receive a $6,000 annual fee for serving as Chairman of the Board of Directors, Linn Crull will receive a $5,000 annual fee for serving as Chairman of the Audit Committee, Jerry McVicker will receive a $3,000 annual fee for serving as Chairman of the Compensation Committee and Jon Kintner will receive a $3,000 annual fee for serving as Chairman of the Trust Management Committee.  Directors are not compensated for their service on the Company’s Board of Directors.

MutualBank maintains deferred compensation arrangements with some directors that allows them to defer all or a portion of their Board fees and receive income when they are no longer active directors.  Deferred amounts earn interest at the rate of 10 percent per year.